As filed with the Securities and Exchange Commission on March 19, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HD SUPPLY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0486780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3100 Cumberland Boulevard, Suite 1480,

Atlanta, Georgia 30339
(Address of Principal Executive Offices) (Zip Code)

HD SUPPLY HOLDINGS, INC. OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Dan S. McDevitt

General Counsel and Corporate Secretary

3100 Cumberland Boulevard, Suite 1480,

Atlanta, Georgia 30339
(Name and address of agent for service)

(770) 852-9000
(Telephone number, including area code, of agent for service)

Copy to:

Joel T. May
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia  30309-3053
(404) 581-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller	Smaller reporting company☐
reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value per share	13,785,956(1)	$38.15(2)	$525,934,221(2)	$52,009(2)(3)

(1)                                 This Registration Statement on Form S-8 registers 13,785,956 shares of common stock, par value $0.01 per share (“Common Stock”) of HD Supply Holdings, Inc. (the “Company”) for offer or sale under the HD Supply Holdings, Inc. Omnibus Incentive Plan, as amended (the “Plan”).  5,486,424 of the 13,785,956 shares to be registered were unused shares that remain available for new grants under the Plan. Those shares were registered on Form S-8, filed on July 2, 2013 (SEC File No. 333-189771) (the “2013 Form S-8”) and will be deregistered through a post-effective amendment to the 2013 Form S-8, filed contemporaneously with the filing of this Registration Statement. When combined with the remaining 8,299,532 shares not previously registered, there will be 13,785,956 shares of common stock available for offer or sale under the Plan and registered hereunder.
In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends, and anti-dilution provisions and other adjustment provisions, as provided in the Plan.

(2)                                 Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act.  The offering price of the shares is based on $38.15, the average of the high and low prices of a share of HD Supply Holdings, Inc.’s common stock, $0.01 par value per share, reported on the NASDAQ Stock Exchange on March 13, 2018, a date within five business days of the date of this Registration Statement.

(3)                                 Pursuant to Rule 457(p) under the Securities Act, the registration fee associated with the 5,486,424 unsold shares under the 2013 Plan may be offset against the total filing fee due for this Registration Statement. Upon filing the July 2, 2013 Form S-8, the Company paid $30,690 to register 12,500,000 shares under the 2013 Plan. Prorating the fee per share yields an offset of $13,470 against the filing fee due for this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission.  The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(a)                                 The Company’s Annual Report on Form 10-K (including the portions of the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders incorporated by reference therein) for the year ended January 28, 2018;

(b)                                 The Company’s Current Reports on Form 8-K filed by the Company on March 5, 2018 (except to the extent that the information therein is furnished and not filed with the SEC); and

(c)                                  The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A, declared effective by the Commission on June 21, 2013, as amended.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) removes from registration all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of any such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company is incorporated under the laws of the state of Delaware.

Section 145(a) of the General Corporation Law of the State of Delaware, or the ‘‘DGCL,’’ provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses, including attorneys’ fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

The Company’s amended and restated certificate of incorporation contains provisions permitted under Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•                  any breach of the director’s duty of loyalty;

•                  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•                  under Section 174 of the DGCL (unlawful dividends); or

•                  any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate the Company’s rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions do not alter a director’s liability under federal securities laws. The inclusion of this provision in the Company’s amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

The amended and restated by-laws require the Company to indemnify and advance expenses to its directors and officers to the fullest extent permitted by the DGCL and other applicable law, except in certain cases of a proceeding instituted by the director or officer without the approval of our Board. The amended and restated by-laws provide that the Company is required to indemnify its directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with the Company or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to the directors and officers to enable them to defend against such proceedings.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation contains such a provision.

The Board of Directors of the Company has approved a form of indemnification agreement with respect to the directors and has entered into such form of indemnification agreement with each of its directors. The form of indemnification agreement provides the directors with contractual rights to the indemnification and expense advancement rights provided under the Company’s amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

The Company has obtained directors’ and officers’ liability insurance which insures against certain liabilities that its directors and officers and its subsidiaries, may, in such capacities, incur.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.		Description
	3.1

Second Amended and Restated Certificate of Incorporation of HD Supply Holdings, Inc. (incorporated by reference to Exhibit 3.1 in Form S-8 of HD Supply Holdings, Inc. (File No. 333-189771) filed on July 2, 2013).

	3.2	Third Amended and Restated By-Laws of HD Supply Holdings, Inc. (incorporated by reference to Exhibit 3.2 in Form S-8 of HD Supply Holdings, Inc. (File No. 333-189771) filed on July 2, 2013).
*	5.1	Opinion of Jones Day regarding validity.
	10.1	HD Supply Holdings, Inc. Omnibus Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.1 in Form 8-K of HD Supply Holdings, Inc. (File No. 001-35979) filed on May 19, 2017).
	10.2	Form of Performance Award Agreement (incorporated by reference to Exhibit 10.58 in Form 10-K of HD Supply Holdings, Inc. (File No. 001-35979) filed on March 13, 2018).
*	23.1	Consent of Jones Day (included in Exhibit 5.1).
*	23.2	Consent of PricewaterhouseCoopers LLP.
*	24.1	Powers of Attorney (included as part of signature page).

*filed herewith

Item 9.  Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)                                 that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                 to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.		Description
	3.1

Second Amended and Restated Certificate of Incorporation of HD Supply Holdings, Inc. (incorporated by reference to Exhibit 3.1 in Form S-8 of HD Supply Holdings, Inc. (File No. 333-189771) filed on July 2, 2013).

	3.2	Third Amended and Restated By-Laws of HD Supply Holdings, Inc. (incorporated by reference to Exhibit 3.2 in Form S-8 of HD Supply Holdings, Inc. (File No. 333-189771) filed on July 2, 2013).
*	5.1	Opinion of Jones Day regarding validity.
	10.1	HD Supply Holdings, Inc. Omnibus Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.1 in Form 8-K of HD Supply Holdings, Inc. (File No. 001-35979) filed on May 19, 2017).
	10.2	Form of Performance Award Agreement (incorporated by reference to Exhibit 10.58 in Form 10-K of HD Supply Holdings, Inc. (File No. 001-35979) filed on March 13, 2018).
*	23.1	Consent of Jones Day (included in Exhibit 5.1).
*	23.2	Consent of PricewaterhouseCoopers LLP.
*	24.1	Powers of Attorney (included as part of signature page).

*filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 19, 2018.

HD SUPPLY HOLDINGS, INC.

By:	/s/ Dan S. McDevitt
	Name:	Dan S. McDevitt
	Title:	General Counsel and Corporate Secretary

KNOW BY ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Dan S. McDevitt, James F. Brumsey and Rita L. Fadell as true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the date indicated.

Name	Title	Date

/s/ Joseph J. DeAngelo	Chairman, President and	March 19, 2018
Joseph J. DeAngelo	Chief Executive Officer
(Principal Executive Officer)

/s/ Evan J. Levitt	Senior Vice President, Chief Financial	March 19, 2018
Evan J. Levitt	Officer, and Chief Administrative Officer
(Principal Financial and Principal Accounting Officer)

/s/ Kathleen J. Affeldt	Director	March 19, 2018
Kathleen J. Affeldt

/s/ Betsy S. Atkins	Director	March 19, 2018
Betsy S. Atkins

/s/ Peter A. Dorsman	Director	March 19, 2018
Peter A. Dorsman

/s/ Patrick R. McNamee	Director	March 19, 2018
Patrick R. McNamee

/s/ Scott D. Ostfeld	Director	March 19, 2018
Scott D. Ostfeld

/s/ Charles W. Peffer	Director	March 19, 2018
Charles W. Peffer

/s/ James A. Rubright	Director	March 19, 2018
James A. Rubright

/s/ Lauren Taylor Wolfe	Director	March 19, 2018
Lauren Taylor Wolfe